Exhibit 99.1

News From

Buena, NJ 08310

Release Date: March 23, 2015

Contact:	Jenniffer Collins
IGI Laboratories, Inc.
(856) 697-4379
www.igilabs.com

IGI LABORATORIES, INC. APPOINTS JOHN CELENTANO TO BOARD OF DIRECTORS

BUENA, NJ – (PRNewswire) - IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey-based specialty generic pharmaceutical company, today announced that it has appointed John Celentano to its Board of Directors. Mr. Celentano will also serve on the Company’s Audit Committee.

Jason Grenfell-Gardner, President and CEO of the Company, commented, "We are thankful John has agreed to join our Board of Directors. John’s extensive experience at Bristol-Myers Squibb, and his recent engagements as a consultant to companies at various stages of growth in the pharmaceutical industry will be a great asset to IGI and its Board of Directors.” Mr. Grenfell-Gardner continued, “We look forward to working with John, as we continue on our mission to be a leader in the specialty generic prescription drug markets.”

Mr. Celentano currently works as an advisor to the pharmaceutical industry.  He has over 30 years of experience in the pharmaceutical industry, having held various senior leadership positions at Bristol-Myers Squibb including: President, Bristol-Myers Squibb Healthcare Group (Mead Johnson Nutrition, ConvaTec, and Medical Imaging) and Regional President roles in Emerging Markets/Asia Pacific, Latin America/Canada, and UK/Northern Europe.  He serves on the Boards of privately held JJ White Inc. and YourEncore Inc. He is Vice-Chairman of CMMB, an international nonprofit healthcare organization.  Mr. Celentano holds a B.A. from the University of Delaware and a MBA from Drexel University.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic drug development and manufacturing company. Our mission is to be a leader in the specialty generic prescription drug market.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as "plan," “believe," "continue", “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.